Worlds Inc. Enters $2.3 Million Financing Agreements

Boston – March 15, 2013 – Worlds Inc. (OTCBB: WDDD) has entered into strategic financing agreements with institutional investors that provide the company with up to $2.3 million of debt financing. The funding provides Worlds with a solid financial base for greater flexibility in exploring strategic options and future litigation possibilities.

”This strategic financing further validates our patent portfolio and ongoing litigation,” stated Thom Kidrin, CEO of Worlds Inc. “We sought financing with strategic institutional investors that have developed a reputation for finding unknown small cap companies with unexploited intellectual property or other catalysts that have the potential to experience significant breakouts. I am pleased to have value-added strategic partners in our patent infringement litigation against Activision Blizzard, Inc. et al as we refine our strategy going forward.”

Kidrin added, “We believe Worlds holds seminal patents that are key to the functioning of Massive Multiplayer Online Role Playing Games (MMORPG) which is a rapidly growing $13 billion market space. Worlds is well represented by legal counsel Susman Godfrey and we further believe that Worlds is undervalued relative to other firms engaged in similar IP litigation cases that are approaching Markman hearings.”

Details of the financing are available in the company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission.

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About Worlds Inc.:

Worlds Inc. is a leading intellectual property developer and licensee of patents related to 3D online virtual worlds. The Company has a portfolio of 7 US patents for multi-server technology for 3D applications. The earliest of these patents issued on an application filed November 12, 1996. A provisional patent application, serial number 60/020,296, was filed on November 13, 1995. These patents are related to each other and disclose and claim systems and methods for enabling users to interact in a virtual space. Visit www.Worlds.com.

About Susman Godfrey L.L.P.
Susman Godfrey L.L.P., a law firm with more than 80 lawyers, was recently named one of the top litigation boutiques in the country by The American Lawyer. The firm represents plaintiffs and defendants in a broad range of commercial litigation matters, including antitrust, patent and intellectual property, securities and corporate governance litigation, energy, commercial and products liability, bankruptcy and financial restructuring, accounting malpractice, arbitration, climate change, and international litigation. The firm has offices in Houston, Dallas, Seattle, Los Angeles and New York. For additional information, visit www.susmangodfrey.com.

Forward Looking Statements

This release contains certain forward-looking statements and information relating to Worlds Inc. that are based on the beliefs of Worlds' management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about its business based on certain assumptions of its management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company's services and products, changes in the economic environment and changes in technology. Additional risk factors are included in the Company’s public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “hoped,” “anticipated,” “believed,” “estimated,” “should,” “expected” or words of a similar nature. The Company does not intend to update these forward-looking statements.

CONTACTS:

Media Relations:

 Julie Shepherd, Accentuate PR, 815 479 1833, Julie@accentuatepr.com